Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (filed on or about October 7, 2022) pertaining to the Reliance Global Group, Inc. 2019 Equity Incentive Plan of our reports dated March 31, 2022 on (i) the consolidated financial statements of Reliance Global Group, Inc as of December 31, 2021 and 2020 and for each of the two years in the two-year period ended December 31, 2021 and 2020, all of which appear in the Annual Report on Form 10-K of Reliance Global Group, Inc. for the year ended December 31, 2021.

/s/ Mazars USA LLP

Mazars USA LLP

Fort Washington, Pennsylvania

October 7, 2022